Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Angie Freeman, vice president, (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS THIRD QUARTER RESULTS

MINNEAPOLIS, October 23, 2012 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended September 30, 2012.

Summarized financial results for the quarter ended September 30 are as follows (dollars in thousands, except per share data):

	Three months ended September 30,			Nine months ended September 30,
	2012	2011	% change	2012	2011	% change
Total revenues	$2,880,409	$2,694,928	6.9%	$8,388,237	$7,768,062	8.0%

Net revenues:
Transportation
Truck	$327,960	$321,366	2.1%	$956,007	$930,168	2.8%
Intermodal	10,074	10,538	-4.4%	29,804	31,000	-3.9%
Ocean	18,498	17,881	3.5%	51,217	49,851	2.7%
Air	9,046	9,940	-9.0%	28,496	30,560	-6.8%
Other logistics services	17,196	14,752	16.6%	53,472	43,665	22.5%

Total transportation	382,774	374,477	2.2%	1,118,996	1,085,244	3.1%
Sourcing	33,747	33,089	2.0%	105,895	101,017	4.8%
Payment Services	16,149	15,500	4.2%	48,048	45,012	6.7%

Total net revenues	432,670	423,066	2.3%	1,272,939	1,231,273	3.4%

Operating expenses	245,413	239,101	2.6%	731,223	710,498	2.9%

Income from operations	187,257	183,965	1.8%	541,716	520,775	4.0%
Net income	$116,330	$114,347	1.7%	$337,412	$322,398	4.7%

Diluted EPS	$0.72	$0.70	2.9%	$2.08	$1.95	6.7%

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C.H. Robinson Worldwide, Inc.

October 23, 2012

Our truck net revenues, which consist of truckload and less-than-truckload (“LTL”) services, increased 2.1 percent in the third quarter of 2012. Our truckload volumes increased approximately eight percent in the third quarter of 2012 compared to the third quarter of 2011. Our truckload net revenue margin decreased in the third quarter of 2012 compared to the third quarter of 2011, due to increased cost per mile. Excluding the estimated impacts of the change in fuel, our average truckload rate per mile to our customers was unchanged in the third quarter of 2012 compared to the third quarter of 2011. Our truckload transportation costs increased approximately one percent, excluding the estimated impacts of the change in fuel. Our LTL net revenues increased approximately 11 percent. The increase was driven by an increase in total shipments of approximately 17 percent, partially offset by decreased net revenue margin.

Our intermodal net revenues decreased 4.4 percent in the third quarter of 2012. This was due to decreased net revenue margin, offset partially by volume growth. Our net revenue margin decline was due to a change in our mix of business and increased cost of capacity.

Our ocean transportation net revenues increased 3.5 percent in the third quarter of 2012, due to increased pricing, partially offset by volume declines.

Our air transportation net revenues decreased 9.0 percent in the third quarter of 2012 due to pricing declines, partially offset by volume increases.

Other logistics services net revenues, which include transportation management services, customs, warehousing, and small parcel, increased 16.6 percent in the third quarter of 2012. This was primarily due to transaction increases in our transportation management and customs net revenues.

Sourcing net revenues increased 2.0 percent in the third quarter of 2012. This was due to volume growth, partially offset by decreased net revenue margin. Excluding Timco Worldwide, which was acquired on September 26, 2011, we estimate that Sourcing net revenues decreased approximately two percent in the third quarter of 2012.

Our payment services net revenues increased 4.2 percent in the third quarter of 2012 primarily due to an increase in transactions. On October 16, 2012, we completed the sale of our payment services business, T-Chek Systems, Inc., to Electronic Funds Source, LLC. The related assets and liabilities that were sold are classified as “held for sale” on the balance sheet as of September 30, 2012.

For the third quarter, operating expenses increased 2.6 percent to $245.4 million in 2012 from $239.1 million in 2011. This was due to an increase of 0.7 percent in personnel expense and an increase of 8.3 percent in other selling, general, and administrative expenses. For the third quarter, operating expenses as a percentage of net revenues increased to 56.7 percent in 2012 from 56.5 percent in 2011.

Our personnel expense increase was driven by an increase in our average headcount of approximately nine percent, partially offset by declines in various incentive plans that are designed to keep expenses variable based on growth in earnings. Other operating expense growth was driven primarily by an increase in the provision for doubtful accounts, accounting and legal due diligence costs related to acquisitions, and in travel expenses, partially offset by a decrease in claims.

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C.H. Robinson Worldwide, Inc.

October 23, 2012

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 37,000 active customers through a network of 234 offices in North America, South America, Europe, Asia, and Australia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 53,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Third Quarter 2012 Earnings Conference Call

Tuesday October 23, 2012 5:00 pm. Eastern Time

The call will be limited to 60 minutes, including questions and answers.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-941-6009

Callers should reference the conference ID, which is 4568762

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on October 26: 800-406-7325; passcode: 4568762#

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C.H. Robinson Worldwide, Inc.

October 23, 2012

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Transportation	$2,445,883	$2,280,208	$7,099,485	$6,540,266
Sourcing	418,377	399,220	1,240,704	1,182,784
Payment Services	16,149	15,500	48,048	45,012

Total revenues	2,880,409	2,694,928	8,388,237	7,768,062

Costs and expenses:
Purchased transportation and related services	2,063,109	1,905,731	5,980,489	5,455,022
Purchased products sourced for resale	384,630	366,131	1,134,809	1,081,767
Personnel expenses	179,342	178,117	539,964	532,171
Other selling, general, and administrative expenses	66,071	60,984	191,259	178,327

Total costs and expenses	2,693,152	2,510,963	7,846,521	7,247,287

Income from operations	187,257	183,965	541,716	520,775

Investment and other income	76	50	976	601

Income before provision for income taxes	187,333	184,015	542,692	521,376
Provision for income taxes	71,003	69,668	205,280	198,978

Net income	$116,330	$114,347	$337,412	$322,398

Net income per share (basic)	$0.72	$0.70	$2.09	$1.96
Net income per share (diluted)	$0.72	$0.70	$2.08	$1.95
Weighted average shares outstanding (basic)	160,782	163,948	161,784	164,512
Weighted average shares outstanding (diluted)	161,003	164,471	162,042	165,094

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C.H. Robinson Worldwide, Inc.

October 23, 2012

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$272,955	$373,669
Receivables, net	1,334,577	1,189,637
Other current assets	46,399	48,237
Assets held for sale (excluding $24.3 million of cash)	72,235	—

Total current assets	1,726,166	1,611,543

Property and equipment, net	134,437	126,830
Intangible and other assets	382,664	399,668

Total Assets	$2,243,267	$2,138,041

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$729,744	$704,734
Accrued compensation	86,473	117,541
Other accrued expenses	34,514	54,357
Liabilities held for sale	87,324	—

Total current liabilities	938,055	876,632

Long term liabilities	14,337	12,935

Total liabilities	952,392	889,567

Total stockholders’ investment	1,290,875	1,248,474

Total liabilities and stockholders’ investment	$2,243,267	$2,138,041

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C.H. Robinson Worldwide, Inc.

October 23, 2012

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Nine months ended September 30,
	2012	2011
Operating activities:
Net income	$337,412	$322,398
Stock-based compensation	21,077	32,074
Depreciation and amortization	26,081	23,714
Provision for doubtful accounts	8,143	6,916
Other non-cash expenses, net	6,346	94
Net changes in operating elements	(131,903)	(91,641)

Net cash provided by operating activities	267,156	293,555
Investing activities:
Purchases of property and equipment	(28,096)	(17,402)
Purchases and development of software	(10,795)	(11,679)
Sales/maturities of available-for-sale securities	—	9,311
Restricted cash	—	5,000
Other	206	161

Net cash used for investing activities	(38,685)	(14,609)

Financing activities:
Payment of contingent purchase price	(11,613)	(4,318)
Net repurchases of common stock	(163,412)	(154,982)
Excess tax benefit on stock-based compensation	9,831	12,967
Cash dividends	(163,273)	(146,318)

Net cash used for financing activities	(328,467)	(292,651)
Effect of exchange rates on cash	(718)	(2,165)

Net change in cash and cash equivalents	(100,714)	(15,870)
Cash and cash equivalents, beginning of period	373,669	398,607

Cash and cash equivalents, end of period	$272,955	$382,737

	As of September 30,
	2012	2011
Operational Data:
Employees	8,811	8,120
Branches	234	235

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